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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                  SCHEDULE 13G


                             (Amendment No. _____)*


                          ARGOSY EDUCATION GROUP, INC.
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                                (Name of Issuer)

                              CLASS A COMMON STOCK
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                         (Title of Class of Securities)

                                    040222101
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                                 (CUSIP Number)

                                SEPTEMBER 1, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

                  / / Rule 13d-1(b)

                  /X/ Rule 13d-1(c)

                  / / Rule 13d-1(d)


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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       [Continued on the following pages]



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CUSIP No.   040222101           13G             Page     2     of    6    Pages
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================================================================================

    1       NAME OF REPORTING PERSON

            Leeds Equity Associates, L.P.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 52-2190545
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) / /

                                                         (b) /x/
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
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              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           200,000
                                         --------------------------------------

            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          0
                                         --------------------------------------

                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         200,000
                                         --------------------------------------

               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            0
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            200,000
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*

                             / /
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            12.65%
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    12      TYPE OF REPORTING PERSON*

            PN
================================================================================
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CUSIP No.   040222101           13G             Page     3     of    6    Pages
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ITEM 1(a)         NAME OF ISSUER:

                  Argosy Education Group, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  First National Plaza
                  20 South Clark Street
                  3rd Floor
                  Chicago, Illinois 60603

ITEM 2(a)         NAME OF PERSON FILING:

                  Leeds Equity Associates, L.P.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of the Reporting Person is: 660 Madison Avenue, 15th Floor, New York, NY 10021.

ITEM 2(c)         CITIZENSHIP:

                  The Reporting Person is organized under the laws of the State of Delaware.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock

ITEM 2(e)         CUSIP NO.:

                  040222101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           [ x ]   Not Applicable;

                  (a)      [   ]   Broker or dealer registered under section 15
                                   of the Act (15 U.S.C. 78o);

                  (b)      [   ]   Bank as defined in section 3(a)(6) of the
                                   Act (15 U.S.C. 78c);

                  (c)      [   ]   Insurance company as defined in
                                   section 3(a)(19) of the Act (15 U.S.C. 78c);


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CUSIP No.   040222101           13G             Page     4     of    6    Pages
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                  (d)      [   ]   Investment company registered under section 8
                                   of the Investment Company Act of 1940
                                   (15 U.S.C. 80a-8);

                  (e)      [   ]   An investment adviser in accordance with
                                   Section 240.13d-1(b)(1)(ii)(E);

                  (f)      [   ]   An employee benefit plan or endowment fund
                                   in accordance with Section 240.13d-1(b)(1)
                                   (ii)(F);

                  (g)      [  ]    A parent holding company or control person in
                                   accordance with Section 240.13d-1(b)(1)(ii)
                                   (G);

                  (h)      [  ]    A savings association as defined in
                                   Section 3(b) of the Federal Deposit
                                   Insurance Act (12 U.S.C. 1813);

                  (i)      [  ]    A church plan that is excluded from the
                                   definition of an investment company under
                                   section 3(c)14 of the Investment Company
                                   Action of 1940 (15 U.S.C. 80a-3);

                  (j)      [  ]    Group, in accordance with Section 240.13d-1
                                   (b)(1)(ii)(J).

ITEM 4            OWNERSHIP:

                  (a)     Amount beneficially owned: 200,000 shares.

                  (b)     Percent of class: 12.65%.

                  (c)     Number of shares as to which the Reporting Person has:

                           (i)      Sole power to vote or to direct the vote:
                                    200,000

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                           (iii) Sole power to dispose or to direct the disposition of: 200,000

                           (iv) Shared power to dispose or to direct the disposition of: 0


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

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CUSIP No.   040222101           13G             Page     5     of    6    Pages
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ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No.   040222101           13G             Page     6     of    6    Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2001


                                  LEEDS EQUITY ASSOCIATES, L.P.
                                  By: LEEDS EQUITY MANAGEMENT, L.L.C.
                                  Its: General Partner

                                  By: /s/ Jeffrey T. Leeds
                                      -------------------------------
                                      Jeffrey T. Leeds, Member